Exhibit 10.6f

Execution Version

FIFTH AMENDMENT AND WAIVER

TO

TERM LOAN AGREEMENT

THIS FIFTH AMENDMENT AND WAIVER TO TERM LOAN AGREEMENT (this “Fifth Amendment”) dated as of October 12, 2012 is by and between SolarCity Corporation, a Delaware corporation (the “Borrower”) and U.S. Bank National Association (the “Bank”) as a Fifth Amendment to that certain Term Loan Agreement dated as of January 24, 2011 (as amended by the First Amendment to Term Loan and Security Agreement dated as of May 1, 2011, by a letter dated as of October 19, 2011, by the Third Amendment to Term Loan Agreement dated as of March 6, 2012, the Fourth Amendment and Waiver to Term Loan Agreement dated as of June 28, 2012, and as further amended, modified or waived prior to the date hereof, the “Loan Agreement”) between the Bank and the Borrower. Capitalized terms that are not otherwise defined herein shall have their defined meaning under the Loan Agreement.

WHEREAS, pursuant to the Loan Agreement, the Bank made available to the Borrower a term loan facility in an amount not to exceed Seven Million Dollars ($7,000,000.00); and

WHEREAS, the Borrower has entered into a Credit Agreement with Bank of America, N.A., the guarantors and lenders thereto, dated as of September 10, 2012 (the “Bank of America Credit Agreement”); and

WHEREAS, the Borrower and the Bank desire to amend the Loan Agreement as provided herein.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the undersigned hereby agree as follows:

SECTION 1. WAIVER.

A. Waiver.

(i) Pursuant to that certain letter, dated as of September 10, 2012 (the “Consent Letter”), by the Bank to the Borrower, the Bank consented to the Borrower entering into the Bank of America Credit Agreement by waiving the negative covenant set forth in Section 9.5 of the Loan Agreement, which waiver permitted Borrower to incur additional indebtedness solely as contemplated by the Bank of America Credit Agreement.

(ii) The Consent Letter inadvertently left out a waiver of the covenant set forth in Section 9.6 of the Loan Agreement. Both the Bank and the Borrower intended a waiver of both Section 9.5 and Section 9.6 of the Loan Agreement to be effected in the Consent Letter. Therefore, in accordance with Section 11.9 of the Loan Agreement, Bank hereby waives the negative covenant set forth in Section 9.6 of the Loan Agreement, solely so that such waiver permits Borrower to incur Liens as contemplated by the Bank of America Credit Agreement. The parties hereby acknowledge and agree that the waiver of Section 9.6 of the Loan Agreement shall be effective as if such waiver was granted on September 10, 2012.

B. Reservation of Rights. This waiver shall not operate as a waiver of any other part of the Loan Agreement. Except as explicitly stated herein, no failure or delay on the part of the Bank or any successor or assign of the Bank in exercising any power, right or remedy under the Loan Agreement related documents shall operate as a waiver thereof, and no single or partial exercise of any such power, right or remedy shall preclude any further exercise thereof or the exercise of any other power, right or remedy.

SECTION 2. AMENDMENT.

A. Section 1 Definitions.

(i) The following definitions are hereby deleted from the Loan Agreement:

“Cash & Cash Equivalents”

“Funded Debt”

“Liquid Assets”

“Master Agreement”

(ii) The following definitions either are hereby added to the Loan Agreement or hereby replace definitions for the same defined terms, as applicable:

“Activity Basis” means recognizing all past, current and future revenue, expenses and associated income from a project at the time (a) with respect to photovoltaic projects, a project passes any and all city inspections required in such project’s jurisdiction and (b) with respect to projects that are not solar photovoltaic projects, a project is complete.

“Back-Log Spreadsheet” means a spreadsheet for residential, commercial and military projects delivered pursuant to the Bank of America Credit Agreement.

“Bank of America Credit Agreement” means that certain Credit Agreement dated as of September 10, 2012, among the Borrower, the guarantors thereto, the lenders thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer thereunder.

“Borrowing Base Certificate” means the borrowing base certificate as defined in and submitted pursuant to the Bank of America Credit Agreement, together with all supporting documents, including the Back-Log Spreadsheet and the Take-Out Spreadsheet.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding (a) acquisitions of PV Systems made in the ordinary course of business and (b) normal replacements and maintenance which are properly charged to current operations).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Encumbrances):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of (i) either (A) the Bank, or (B) any commercial bank that is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) any commercial bank that issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) any commercial bank that has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. (“Moody’s”) or at least “A-1” (or the then equivalent grade) by Standard & Poor’s Rating Services (“S&P”), in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Debt Service Coverage Ratio” means, for a given date of determination, with respect to Borrower, the ratio of: (a) for the trailing 12-month period then ending on the most recent fiscal quarter end available (i) EBITDA, less (ii) Maintenance Capital Expenditures, to (b) the sum of (i) 10% of the total principal due and payable on funded Indebtedness, as of such date of determination, plus (ii) cash Interest Charges, for the trailing 12-month period then ending on the most recent fiscal quarter end available.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“EBITDA” means, for any given period of measurement (measured on an Activity Basis), an amount equal to Net Income for such period of measurement, plus the following to the extent deducted in calculating such Net Income (without duplication): (a) Interest Charges, (b) the provision for federal, state, local and foreign income taxes payable, (c) depreciation and amortization expense, and (d) non-recurring expenses.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and remain unpaid for more than one-hundred twenty (120) days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

“Interest Charges” means, for any period of measurement, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP which is to be paid in cash, in each case, of or by the Borrower for such period of measurement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Liquidity Covenant Increase Date” means the earlier of (a) the date Borrower delivers to Bank a Compliance Certificate indicating the Unencumbered Liquidity is in excess of $50,000,000 and (b) December 31, 2012, or another date mutually agreed upon between the Borrower and the Bank in writing.

“Maintenance Capital Expenditures” means Capital Expenditures for the maintenance and normal replacements of fixed or capital assets of the Borrower, excluding any business expansion-related capital expenditures.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Bank under any Loan Document, or of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Net Income” means the sum of (a) (i) job-related revenue on an Activity Basis, less (ii) job-related expenses on an Activity Basis, and (b) fund management revenue on an accrual basis, less (c) operating, interest, tax and other expenses, on an accrual basis.

“PV Systems” means a photovoltaic system, including photovoltaic panels, racks, wiring and other electrical devices, conduit, weatherproof housings, hardware, one or more inverters, remote monitoring systems, connectors, meters, disconnects and over current devices.

“Responsible Officer” means the chief executive officer, chief financial officer, chief operations officer, chief revenue officer or controller of the Borrower and solely for purposes of the delivery of incumbency certificates, the general counsel, the secretary or any assistant secretary of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower. To the extent requested by the Bank, each Responsible Officer will provide an incumbency certificate, in form and substance satisfactory to the Bank.

“Sale and Leaseback Transaction” means, with respect to the Borrower, any arrangement, directly or indirectly, with any Person whereby the Borrower shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred. For the avoidance of doubt, a Sale and Leaseback Transaction does not include “operating leases” (as such term is defined in FASB ASC 13).

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Take-Out Spreadsheet” means a spreadsheet for residential, commercial and military projects delivered pursuant to the Bank of America Credit Agreement.

“Unencumbered Liquidity” means the sum of Borrower’s cash and Cash Equivalents (determined as of the last day of each month based on the average daily balance thereof during such month) held in deposit accounts.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

B. Section 9.2 Financial Information of Borrower. Section 9.2 of the Loan Agreement is hereby deleted and restated to read in its entirety as follows:

“During the term of this Agreement until the Loan and all other Obligations have been repaid in full, the Borrower shall deliver to the Bank, in form and detail satisfactory to the Bank:

(a) Audited Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, (i) such Consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Bank, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

(b) Quarterly Financial Statements. As soon as available, but in any event within sixty (60) days after the end of each fiscal quarter of the Borrower, a Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and including management discussion and analysis of operating results inclusive of operating metrics in comparative form, such Consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

(c) Megawatts Measured on Activity Basis. As soon as available, but in any event within sixty (60) days after the end of each of the fiscal quarters of each fiscal year of the Borrower, an internally prepared income statement, measured on an Activity Basis, reflecting megawatts booked and inspected for such fiscal quarter.

(d) Business Plan and Budget. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, an annual business plan and budget consisting of forecasts prepared by management of the Borrower on an Activity Basis, in form reasonably satisfactory to the Bank, on a monthly basis for the immediately following fiscal year.

(e) Accountants’ Certificate. Concurrently with the delivery of the Borrower’s financial statements referred to in Section 9.2(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event.

(f) Compliance Certificate. Concurrently with the delivery of the Borrower’s financial statements referred to in Sections 9.2(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance under this Agreement, a statement of reconciliation conforming such financial statements to GAAP, and (ii) a copy of management’s discussion and analysis with respect to such financial statements.

(g) Calculations. Concurrently with the delivery of the Compliance Certificate referred to in Section 9.2(f) required to be delivered with the Borrower’s financial statements referred to in Section 9.2(a), a certificate from the Borrower (which may be included in such Compliance Certificate) including the amount of all Capital Expenditures that were made during the prior fiscal year.

(h) Changes in Corporate Structure. Concurrently with the delivery of the Compliance Certificate referred to in Section 9.2(f), Borrower will provide notice of any change in corporate structure of the Borrower or any of its Subsidiaries (including by merger, consolidation, dissolution or other change in corporate structure) to the Bank, along with such other information as reasonably requested by the Rank. Provide notice to the Bank, not less than ten (10) days prior (or such extended period of time as agreed to by the Bank) of any change in the Borrower’s legal name, state of organization, or organizational existence.

(i) Audit Reports; Management Letters; Recommendations. Promptly after any reasonable request by the Bank, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower, or any audit of any of them.

(j) Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Bank pursuant hereto.

As to any information contained in materials furnished pursuant to this Section 9.2(j), the Borrower shall not be separately required to furnish such information under Section 9.2(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 9.2(a) and (b) above at the times specified therein.

(k) Debt Securities Statements and Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to this Section.

(l) SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof.

(m) Notices. Not later than five (5) Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of the Borrower or otherwise have a Material Adverse Effect and, from time to time upon request by the Bank, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Bank may reasonably request.

(n) Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(o) Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Bank may from time to time reasonably request.

(p) Borrowing Base Certificate. As soon as available, a copy of each Borrowing Base Certificate, together with all other supporting information, each prepared and delivered in accordance with the requirements of the Bank of America Credit Agreement.

(q) Monthly Bank Statements. As soon as available, and in any case within fifteen (15) days of each month end, any and all bank, depositary and investment statements used to support compliance with Liquidity Covenant.

C. Section 9.3 Financial Covenants. Section 9.3 of the Loan Agreement is hereby deleted and restated to read in its entirety as follows:

“(a) Debt Service Coverage Ratio. The Borrower shall not permit the Debt Service Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.25:1.00 opposite such fiscal quarter.

(b) Unencumbered Liquidity. The Borrower shall not permit the Unencumbered Liquidity of the Borrower to be less than:

(i) prior to the Liquidity Covenant Increase date, Thirty-Five Million Dollars ($35,000,000), measured monthly as of the last day of each month; provided, that an Event of Default shall not be deemed to have occurred solely as a result of Borrower’s failure to maintain an Unencumbered Liquidity of at least Thirty-Five Million Dollars ($35,000,000) as of any month end prior to the Liquidity Covenant Increase Date unless its Unencumbered Liquidity is less then such amount on two consecutive measurement dates; provided, further, that Unencumbered Liquidity shall not be less than Thirty Million Dollars ($30,000,000)as of the last day of any month occurring prior to the Liquidity Covenant Increase Date; and

(ii) at all times on or after the Liquidity Covenant Increase Date, Fifty Million Dollars ($50,000,000), measured monthly as of the last day of each month; provided, that an Event of Default shall not be deemed to have occurred solely as a result of Borrower’s failure to maintain an Unencumbered Liquidity of at least Fifty Million Dollars ($50,000,000) as of any month end on or after the Liquidity Covenant Increase Date unless its Unencumbered Liquidity is less then such amount on two consecutive measurement dates; provided, further, that Unencumbered Liquidity shall not be less than Forty Million Dollars ($40,000,000) as of the last day of any month occurring on or after to the Liquidity Covenant Increase Date.”

D. Bank of America Credit Agreement. The definition of Permitted Indebtedness is hereby deleted and restated to read in its entirety as follows:

“Permitted Indebtedness” means:

(a) all Indebtedness to the Bank;

(b) Indebtedness to parties other than the Bank (including as a guaranty or surety or pursuant to a contingent liability) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) at any one time outstanding;

(c) all other Indebtedness of the Borrower in existence as of the date of this Agreement and disclosed to the Bank on Schedule 2 attached hereto;

(d) Indebtedness incurred solely for the purpose of financing the acquisition of equipment (and any accessions, attachments, replacements or improvements thereon);

(e) Indebtedness incurred with respect to equipment leased to customers in the ordinary course of business, which Indebtedness is contemplated to be serviced by the related lease payment;

(f) guaranties of obligations of Borrower’s Subsidiaries;

(g) Indebtedness incurred under an inventory financing facility between the Borrower and Bank of America, as administrative agent, and the lenders party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole book manager, in an aggregate amount not to exceed Sixty-Five Million Dollars ($65,000,000.00) at any one time outstanding, with a maturity no longer than eighteen (18) months;

(h) Indebtedness incurred under the Bank of America Credit Agreement; provided that the principal amount of such Indebtedness shall not exceed One Hundred Million ($100,000,000) at any time;

(i) other Indebtedness incurred for the acquisition or lease of vehicles (so long as the amount of the Indebtedness does not exceed the purchase price of the vehicles purchased with the proceeds thereof) and any refinancing of such other vehicle Indebtedness (so long as the amount of the Indebtedness is not increased in connection with such refinancing);

(j) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided that (i) any Liens securing such Indebtedness do not at any time encumber any property, assets or revenues other than the property, assets or revenues financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value at the time of the acquisition, whichever is lower, of the property being acquired on the date of acquisition; provided, further, however, that the aggregate amount of all such Indebtedness of the Borrower at any one time outstanding shall not exceed Ten Million Dollars ($10,000,000);

(k) intercompany debt;

(l) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(m) obligations of reimbursement owed to the issuers of surety bonds (including, without limitation, payment and performance bonds, operation and maintenance bonds, contractor license bonds, bid bonds, energy broker bonds, prevailing wage bonds, sweepstake bonds, permit bonds, electrical license bonds, notary public bonds and other similar bonds) to the extent such surety bonds are procured in the ordinary course of business;

(n) Indebtedness evidenced in warrants issued by Borrower in connection with its Equity Interests and stock options in the Borrower, in each case issued in the ordinary course of business, so long as such Indebtedness is not for borrowed money;

(o) other unsecured Indebtedness not contemplated by the above provisions in an aggregate principal amount not to exceed Ten Million Dollars ($10,000,000) at any time outstanding; and

(p) extensions, refinancing, modifications, amendments and restatements of any item of Permitted Indebtedness described in (a) through (o) above.

E. Exhibit A Compliance Certificate. The form of Compliance Certificate attached as Exhibit A to the Loan Agreement is hereby deleted and replaced in its entirety with Exhibit A attached hereto.

F. Schedule 2 Permitted Indebtedness. Schedule 2 to the Loan Agreement is hereby deleted and replaced in its entirety with Schedule 2 attached hereto.

SECTION 3. REPRESENTATIONS AND WARRANTIES. The Borrower hereby certifies and confirms that as of the effective date of this Fifth Amendment (A) no material adverse change in the business, assets, liabilities (actual or contingent), operations, financial condition of the Borrower that would affect Borrower’s ability to meet it obligations under the

Loan Agreement or to conduct its business has occurred, (B) subject to the modifications in Section 2 hereof, its representations and warranties contained in Section 8 of the Loan Agreement are true and correct as of the date of this Fifth Amendment, and (C) no Event of Default has occurred and is continuing under the Loan Agreement.

SECTION 4. COUNTERPARTS. The execution and delivery of this Fifth Amendment by the Borrower and the Bank shall constitute a contract between them for the uses and purposes set forth in the Loan Agreement, as amended by this Fifth Amendment, and this Fifth Amendment may be executed in any number of counterparts, with each executed counterpart constituting an original and all counterparts together constituting one agreement.

SECTION 5. EFFECTIVENESS. This Fifth Amendment shall be deemed effective as of September 30, 2012 upon (A) the execution by the Borrower and the Bank of this Fifth Amendment with written or telephonic notification of such execution and authorization of delivery hereof and (B) payment of all legal fees and expenses of the Bank in connection with the preparation, execution and delivery of this Fifth Amendment. Except as amended by this Fifth Amendment, all terms and provisions of the Loan Agreement shall remain unchanged and in full force and effect.

SECTION 6. SEVERABILITY OF PROVISIONS. Any provision of this Fifth Amendment that is prohibited or unenforceable shall be ineffective to the extent of such portion without invalidating the remaining provisions of this Fifth Amendment, or any other agreement executed between the Bank and the Borrower or affecting the validity or enforceability of such provisions.

SECTION 7. SUCCESSORS AND ASSIGNS. This Fifth Amendment is binding upon the parties and their respective successors, assigns, heirs and personal representatives, except that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Bank.

SECTION 8. GOVERNING LAW. This Fifth Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to California choice of law principles that would result in the application of laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed and delivered by their authorized officers as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Cecilia Person
Cecilia Person
Vice President

SOLARCITY CORPORATION

By:	/s/ Robert Kelly
Robert Kelly
Chief Financial Officer

SIGNATURE PAGE TO

FIFTH AMENDMENT AND WAIVER TO TERM LOAN AGREEMENT

Exhibit A

Form of Compliance Certificate

Financial Statement Date: [             ,         ]

TO:	U.S. Bank National Association

RE:	Term Loan Agreement, dated as of October 12, 2012, by and between SolarCity Corporation, a Delaware corporation (the “Borrower”) and U.S. Bank National Association (as amended, modified, extended, restated, replaced, modified or supplemented from time to time, the “Loan Agreement”: capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement)

DATE:	[Date]

The undersigned Responsible Officer1 hereby certifies as of the date hereof that [he/she] is the [                    ] of the Borrower, and that, as such, [he/she] is authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Bank on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered (i) the year-end audited financial statements required by Section 9.2(a) of the Loan Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) the consolidating balance sheet required by Section 9.2(a) of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year. Such consolidating statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 9.2(b) of the Loan Agreement for the fiscal quarter of the Borrower ended as of the above date. Such Consolidated financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

[1]	This Certificate should be from the chief executive officer, chief financial officer, treasurer or controller of the Borrower, as applicable.

Exhibit A-1

2. The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article 8 of the Loan Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith are (i) with respect to representations and warranties that contain a materiality qualification, true and correct on and as of the date hereof and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Sections 8.6 and 8.10 of the Loan Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 9.2 of the Loan Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit A-2

SOLARCITY CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit A-3

Schedule A

Financial Statement Date: [             ,        ] (“Statement Date”)

to the Compliance Certificate

($ in 000’s)

I.	Section 9.3(a) – Debt Service Coverage Ratio

A.	Numerator (for the trailing 12-month period then ending on the most recent fiscal quarter end available):

i. EBITDA (as calculated below)	$

ii. Maintenance Capital Expenditures[2]	$

iii. Line I.A.i – Line I.A.ii	$

B.	Denominator

i. Total principal due and payable on funded Indebtedness, as of such date of determination	$

ii. 10% times Line I.B.i	$

iii. Cash Interest Charges, for the trailing 12-month period then ending on the most recent fiscal quarter end available	$

iv. Line I.B.ii + Line I.B.iii	$

C.	Debt Service Coverage Ratio (Line I.A.iii ÷ Line I.B.iv):

        to 1.00

Compliance

Borrower [is] [is not] in compliance with Section 9.3(a) of the Loan Agreement as the Debt Service Coverage Ratio of          3 to 1.00 [is] [is not] greater than or equal to the minimum permitted ratio of 1.25 to 1.00.

II.	Section 9.3(b) – Unencumbered Liquidity

A.	Sum of Borrower’s cash and Cash Equivalents (determined as of the last day of each month based on the average daily balance thereof during such month) held in deposit accounts and securities accounts: $

[2]

Maintenance Capital Expenditures are Capital Expenditures for the maintenance and normal replacements of fixed or capital assets of the Borrower, excluding any business expansion-related capital expenditures

[3]	Insert Line I.C.

Exhibit A-4

Compliance

Borrower [is][is not] in compliance with Section 9.3(b) of the Loan Agreement as the Unencumbered Liquidity of $         4 [is] [is not] greater than or equal to the minimum permitted Liquidity amount of $        .5

EBITDA

(in accordance with the definition of EBITDA as set forth in the Loan Agreement)

EBITDA (measured on an Activity Basis)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Net Income
plus, without duplication, the following to the extent deducted in calculating Net Income:
+ Interest Charges
+ as applicable, the provision for federal, state, local and foreign income taxes payable
+ depreciation and amortization expense
+ non-recurring expenses
= EBITDA

[4]	Insert Line II.A.
[5]	Insert amount as determined by Section 9.3(b) of the Credit Agreement.

Exhibit A-5

Schedule 2

Permitted Indebtedness

(1)	Unconditional Guaranty, dated as of August 23, 2011, by SolarCity Corporation in favor of PPL Electric Utilities Corporation (guaranteeing the performance of Sol Systems, LLC .up to $58,860).

(2)	Letter of Credit Number SLCPPDX05244 dated December 30, 2010 issued by U.S. Bank National Association in favor of Locon San Mateo, LLC for $200,000.

(3)	Letter of Credit Number SLCPPDX05319 dated March 29, 2011 issued by U.S. Bank National Association in favor of Locon San Mateo, LLC for $200,000.

(4)	Letter of Credit Number SLCPPDX05206 dated November 3, 2010 issued by U.S. Bank National Association in favor of Locon San Mateo, LLC for $200,000.

(5)	Letter of Credit Number SLCPPDX05153 dated September 7, 2010 issued by U.S. Bank National Association in favor of Locon San Mateo, LLC for $200,000.

(6)	Letter of Credit Number SLCPPDX05383 dated June 14, 2011 issued by U.S. Bank National Association in favor of Locon San Mateo, LLC for $200,000.

(7)	Letter of Credit Number LC 590052 dated December 19, 2008 issued by Bridge Bank in favor of MS SolarCity Commercial 2008, LLC initially issued for $399,975.65 and decreasing over time.

(8)	Letter of Credit Number LC5900-601 dated March 9, 2012 issued by Bridge Bank in favor of WU/LH 203 Ridgewood L.L.C. for $106,666.68.

Schedule 2-1